Exhibit 99.3

Memorandum

TO:	All Employees

FROM:	Mark Heffernan

DATE:	13 April 2017

RE:	Important announcement

Good morning, good afternoon everyone.

I appreciate your time today on short notice and as we enter into a holiday weekend. I am here to communicate with you some important news regarding strategic decisions taken by our board.

This morning we are announcing to the market that we have reached an agreement with Zoetis to acquire the company at a valuation of US$85m, or $6.72/share in cash.

The acquisition is an important strategic move for Zoetis, as they look to strengthen their position in biologicals. We are a logical fit and they have been a highly engaged team, over the past few weeks of intense due-diligence, negotiation and finalizing legal documents.

For Nexvet, we believe this transaction will enable our programs to progress with more financial resources, global regulatory reach and a substantial sales and marketing infrastructure. Zoetis is the world’s largest animal health company, with over 9000 employees, and the only company with an already approved biopharmaceutical in animal health, a product called Cytopoint, for treatment of atopic dermatitis. The reality is that they are very well positioned to bring our products to market.

The Executive Vice President and President, Research and Development has recognised the achievements of our R&D team and the integration will enable us to leverage the Zoetis R&D scale and expertise.

In terms of process, today we are making a press release and also releasing a detailed document called a Rule 2.5 announcement, which sets forth the terms of the offer. Our board has recommended the Zoetis offer to shareholders following its consideration of a number of factors, including a number of other alternatives. The acquisition is expected to close in the third quarter of this year, and is being implemented under the Irish corporate transaction structure called a Scheme of Arrangement. We will shortly be filing another document with the SEC called a Proxy Statement, which will contain the full terms and conditions of the acquisition, include notices of the shareholder and scheme meetings, and disclosure other information. Shareholders will need to vote on, and we will need to reach certain thresholds to formally approve, the transaction. Until this point in time in the third quarter of 2017, we are continuing to run our business, focusing on developing and commercializing biologics to transform the companion animal therapeutics market. Our leadership team will endeavour to minimize any disruption.

This is an exciting day for Nexvet’s future. We have realized the dream of taking a concept and proving it right through into initiation and completion of pivotal studies using highly novel approaches. It is a very proud moment for me to stand here today and communicate this news with you – it is truly an amazing team effort and not the result of any one single person. This transaction is a reflection of having delivered high quality science, clinical data, regulatory interactions and manufacturing – something only possible with high performing and committed individuals. Our corporate team has done an exceptional job in preparing us for this transaction, in managing a complex due-diligence process with multiple parties in parallel whilst delivering quality outcomes on legal and financial requests. I want to take this opportunity on behalf of the board and our shareholders, recognising many of you are shareholders, to thank you for all of your efforts and teamwork. This is something to be very proud of.

Thank you.

/s/ Dr. Mark Heffernan

Dr. Mark Heffernan

CEO